Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 18, 2004

American Natural Energy Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	0-18596	73-1605215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 South Yale — Suite 300, Tulsa, Oklahoma 74136

(Address of principal executive offices)

Registrant’s telephone number, including area code: (918) 481-1440

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Signatures

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (d) On October 18, 2004, Mr. Gerry Curtis was elected a Director of our company by action of our Board of Directors. Mr. Curtis fills a vacancy on the Board created by the death of Mr. John Fleming in March, 2004. Mr. Curtis was as a Director under the terms of the Indenture pursuant to which our Debentures were issued and sold in October 2003.

     Under the terms of the Indenture under which the Debentures were issued, if Mr. Poscente or Mr. Fleming, or any replacement Director for either of them, ceases at any time to be two of our directors on our board and any of the following occurs:

•	such Director has so ceased to be a Director as a result of a resolution passed or an election of Directors approved by our shareholders; or

•	we fail to give notice to the Trustee and the holders of the Debentures that one or more of such Directors has ceased to be a Director of our corporation within five days after the date such person ceased to be such a director; or

•	we fail to appoint or elect an individual, who has been approved as a replacement Director by resolution of the Debentureholders and who has consented to act as such, to fill a vacancy in such two Directors’ positions within five days of such resolution being passed by the Debentureholders and we receive notice thereof;

then a default has occurred under the Indenture which gives to the Trustee and the holders of the Debentures the right to accelerate the due date on the indebtedness. Under such circumstances the Trustee, on behalf of the holders of the Debentures, may enforce its rights to foreclose on the collateral for the Debentures which includes substantially all of our oil and gas properties and other assets.

     By resolution adopted by a majority of the holders of the Debentures, Mr. Curtis was approved as a replacement for Mr. Fleming and, accordingly, our Board of Directors adopted a resolution electing Mr. Curtis as a Director. Mr. Curtis, along with Mr. Jules Poscente, serve as Directors of our company under the terms of the Indenture.

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Natural Energy Corporation

Dated: October 18, 2004	By:	/s/ Michael K. Paulk

Michael K. Paulk, President